                                                                    Exhibit 10.7

                           TRADEMARK LICENSE AGREEMENT

         THIS AGREEMENT is made and entered into this 2nd day of July, 1996, by and between PLUMA, INC. ("Licensor"), a North Carolina corporation having its principal office at 801 Fieldcrest Drive, Eden, North Carolina 27288 and KAYSER ROTH ("Licensee"), a Delaware corporation, having its principal office at 4905 Koger Boulevard, Greensboro, NC 27407.

                              W I T N E S S E T H:

         WHEREAS, Licensor owns the common law proprietary rights in and to the trademark "Pluma" (the trademark "Pluma" being hereinafter referred to as "the Licensed Mark") and has filed an application with the United States Patent and Trademark Office for protection of its proprietary rights related to the Licensed Mark; and

         WHEREAS, Licensor manufactures and sells articles of wearing apparel to which the Licensed mark is affixed or applied; and

         WHEREAS, Licensor has promoted the Licensed Mark and has developed goodwill in connection therewith; and

         WHEREAS, Licensee wishes to license from Licensor the right to use the Licensed Mark for the limited purposes subject to all of the conditions and limitations set forth hereinafter in this Agreement and wishes to extend such usage; and

         WHEREAS, Licensor is willing to grant to Licensee a limited license for the Licensed Mark, all as hereinafter set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants expressed herein, the parties hereto, intending to be legally bound, agree as follows:

         (a) "LICENSED ARTICLES" shall mean those articles of apparel listed on APPENDIX A attached hereto and incorporated herein by reference, or in any written modification to APPENDIX A subject to the condition that any such written modification shall have been acknowledged by the signatures of authorized officers of both Licensor and Licensee, said articles of apparel being sometimes referred to herein as legwear.

         (b) "TERRITORY" shall mean only the United States of America, territories of the United States, Canada and Mexico.

         (c) "ACCOUNTS" shall mean those accounts specifically listed in APPENDIX B

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                  attached hereto, or in any written modification to APPENDIX B subject to the condition that any such written modification shall have been acknowledged by the signatures of authorized officers of both Licensor and Licensee.

         (d) "NET SALES" shall mean the gross sales of Licensed Articles sold by Licensee, less customary trade discounts, shipping charges, returns and allowances and any sales taxes (but in no event shall any income or franchise taxes be deducted for this purpose from the dollar value of gross sales).

         (e) "YEAR" shall mean each twelve months period of time from January to December.

2. GRANT OF RIGHTS. Licensor, subject to the terms and conditions herein, hereby grants a limited, nontransferable, non-exclusive license to Licensee to use the Licensed Mark only on Licensed Articles manufactured by Licensee for sale by Licensee in the Territory to the Accounts during the term hereinafter set forth in Section 3 of this Agreement. The Licensed Mark may not be used by Licensee, or anyone acting through Licensee, on any articles of wearing apparel or anything used by Licensee, or anyone acting through Licensee, on any articles of wearing apparel or anything whatsoever except for the Licensed Articles. Licensor may grant licenses to the others for the use of the Licensed Mark on apparel. Furthermore, Licensor may continue to manufacture and distribute wearing apparel utilizing the Licensed Mark, whether such apparel is of the type currently being manufactured by Licensor, or is of a new type of apparel not being manufactured by Licensor on the date hereof.

So long as Licensor does not manufacture and distribute legwear products, if the Account desires that Licensee manufacture additional Licensed Articles bearing the Licensed mark, Licensor shall provide Licensee with the right to manufacture such additional Licensed Articles; however, should the Account desire to utilize a manufacturer other than Licensee for the manufacture of legwear products bearing the Licensed Mark, Licensor shall have the right to grant to other such manufacturer(s) a license for the use of the Licensed Mark in conjunction with the manufacture and sale of legwear.

3.       TERM OF THIS AGREEMENT; OPTION TO EXTEND THE TERM.

         (a) This Agreement shall be binding as of the date hereof and it shall continue in full force and effect until December 31, 1998, subject to possible earlier termination in accordance with paragraph 13 hereof.


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         (b) Provided no event of default has occurred under paragraph 13 of this Agreement and provided that Licensee shall have paid royalties to Licensor for the Year ending December 31, 1997 and for 1998 and provided that Licensee shall have delivered to Licensor its election, by no later than November 30, 1998, of its exercise of an option to extend the term of this Agreement for an additional one (1) year period, then in such event the term of this Agreement shall be extended for a one year period and shall be extended each year thereafter if the same conditions are met for the extended term.


4.       ROYALTIES.

         (a) In consideration for the rights and license granted by Licensor to Licensee pursuant to this Agreement, Licensee shall pay to Licensor during the initial term of this Agreement, as set forth in 3(a) above, and during each extension thereafter, as set forth in 3(b) above, royalties (hereinafter "Royalties") equal to two percent (2%) of the Net Sales earned up to three million dollars ($3,000,000) and then one and one-half percent (1.5%) of the Net Sales which exceed three million dollars ($3,000,000) received by Licensee from the sale of the Licensed Articles in such Year.

         (b) Licensed Articles will be deemed to be sold when shipped to Licensee's customers comprising the Accounts.

         (c) Royalties payable by Licensee to Licensor pursuant to this Agreement shall be accounted for and paid quarter-annually within thirty (30) days after the last day of each quarter-annual period during the term of this Agreement (or, in the event of early termination for any reason, within thirty days following the date of such early termination).

         (d) All payments required of Licensee hereunder shall be made in United States Dollars by checks drawn upon Licensee's regular banking institutions.

         (e) Licensee shall deliver to Licensor, together with each payment of Royalties due under this Agreement, a statement (hereinafter the "QUARTER-ANNUAL REPORT") signed by a duly authorized officer of Licensee, and certified by such officer as accurate, indicating by style, the quantity and invoice price of all Licensed Articles shipped during the period covered by such Royalties payment, the amount of discounts and other credits from gross sales which may be deducted therefrom pursuant to this Agreement and a computation of the amount of Royalties payable for such quarter- annual period.

5. MONTHLY REPORT. Within ten (10) days following the close of each month, Licensor shall deliver to Licensee a detailed shipping report indicating by style, the quantity and

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invoice price of all Licensed Articles shipped for that month.

6. ANNUAL STATEMENT. Within forty-five (45) days following the close of each Year during the term of this Agreement (or portion thereof in the event of prior termination for any reason), Licensee will furnish to Licensor a statement (hereinafter the "Annual Statement") signed and certified by Licensee's chief financial officer, relating to such Year, setting forth the same information provided under paragraph 4(e) hereof, except that such information shall encompass the full Year instead of a quarter-annual period.

7. MARKING LICENSED ARTICLES. All Licensed Articles and all packaging used for the Licensed Articles shall prominently show the Licensed Mark. Licensee shall obtain the express written approval of Licensor with respect to all signs, labels, packaging material, advertising, or the like bearing the Licensed Mark prior to the use thereof by Licensee. Licensor will not unduly delay approval of Licensee's submissions for Licensor's approval.

Licensee shall be entitled to use all graphics, artwork and logos developed by Licensor prior to the date hereof and related to the Licensed Mark. The Licensed Marks must be used by Licensee on labels attached to each Licensed Article. The form style and manner of presentation of the Licensed Mark by Licensee shall be in accordance with Licensor's quality standards furnished by Licensor to Licensee upon the execution hereof, or as such standards may be amended from time to time by Licensor. All labels, tags and other material containing the Licensed Mark will be at Licensee's expense.

In the event Licensor modifies its Licensed Mark in any manner, whether used alone or in conjunction with the Licensed Articles, then in such event, and upon Licensor's request, Licensee shall display the modified or improved Licensed Mark on all Licensed Articles as soon as is practicable, provided, however, Licensee may be allowed to use up all packaging, labels and other methods of displaying the Licensed Mark before it shall be required to display the modified Licensed Mark.

8. LICENSEE'S UNDERTAKINGS. Licensee agrees that the limited non-exclusive license granted under this Agreement is conditioned upon Licensee undertaking all reasonable action, at Licensee's expense, as Licensee shall reasonably determine in its business judgment, to maximize sales of Licensed Articles, while upholding the high quality and reputation of products bearing the Licensed Mark. Licensee shall not in any way use the Licensed Mark or any of Licensor's proprietary interests in any manner except as specifically provided in this Agreement. Licensee is specifically prohibited from assigning, sublicensing, transferring or otherwise disposing of any of the rights granted to Licensee pursuant to this Agreement.

9.  MAINTENANCE OF QUALITY STANDARDS; COMPLIANCE WITH APPLICABLE LAWS.

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         (a) Licensee acknowledges that the sale of merchandise of poor quality can have an adverse effect on Licensor's name and business reputation. Licensee therefore covenants and agrees that all Licensed Articles shall be of good and merchantable quality and shall be manufactured to the standards, and consist of materials, equal to or better than those customarily used by Licensee in similar products manufactured by or for it, or by its subsidiaries or affiliate corporations, for sale at comparable retail price points, and fully consistent with the prestige and reputation which the Licensed Articles have developed.

         (b) All Licensed Articles will be manufactured, sold, distributed and advertised in compliance with all applicable government laws, rules or regulations.

10.  BOOKS AND RECORDS; AUDITS.

         (a) Licensee shall prepare and maintain complete and accurate books of account and records (specifically including without limitation, the originals or copies of documents supporting entries in the books of account) covering all transactions arising out of or relating to this Agreement, in such manner as will allow its accountants (and where deemed appropriate by Licensor, as will allow Licensor and/or its representatives or accountants) to audit same in accordance with generally accepted accounting principles. Licensor and its duly authorized representatives, upon appropriate advance notice, and at times reasonably convenient to Licensee, shall have the right, during regular business hours, for the duration of this Agreement, and for a term of two (2) years following the termination of this Agreement, or any extension hereof, to audit said books of account and records and examine all other documents and materials in the possession of, or under the control of, Licensee with respect to the subject matter of this Agreement including, without limitation, invoices, credits and shipping documents. All such books of account, records and documents shall be kept available by Licensee for at least two (2) years after the annual period to which they relate.

         (b) If, as a result of any audit of Licensee's books and records, it is shown that Licensee's payments were less than the amount which shall have been paid, by an amount equal to five percent (5%) or more of the payments actually made with respect to sales occurring during the period in questions, Licensee shall reimburse Licensor for the cost to Licensor of such audit together with all amounts which are required to be made to eliminate any discrepancy revealed by such audit. Such payments shall be made within fifteen (15) days following the completion of such audit.

11.  QUALITY CONTROL:  SAMPLES OF LICENSED ARTICLES; PACKAGING; SELLING PRICE.

         (a) The styles, designs, packaging, contents, workmanship and quality of the Licensed Articles are subject to approval by Licensor prior to the distribution or sale thereof. It is understood and agreed that Licensor's approvals of same may be based

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solely on Licensor's subjective standards and may be withheld in Licensor's sole and absolute discretion. All requests for approval shall be made by Licensee in writing and whenever Licensor shall fail to send to Licensee written notice of a disapproval within fifteen (15) business days following the date of Licensor's receipt of any request for approval, it shall be conclusively assumed that the request has been approved.

         (b) Before selling or distributing any Licensed Articles, Licensee shall deliver to Licensor for its approval, free of charge, one (1) sample of each such Licensed Article, together with the tags, labels and packaging to be used in connection therewith. In addition, upon Licensor's request, Licensee shall submit to Licensor then current production samples of each Licensed Article produced hereunder so that Licensor may assure itself of the maintenance of the quality standards set forth herein. All Licensed Articles to be sold hereunder shall be of equal or higher quality than the samples approved by Licensor subject, however, to those normal variance tolerances which customarily occur in the process of manufacture.

         (c) If Licensor should deny approval of any sample Licensed Article or any sample tag, label or packaging, Licensee shall neither use nor permit the same to be used in any manner.

         (d) Licensee shall from time to time, at Licensor's request, furnish Licensor with schedules of Licensee's pricing as to any or all Licensed Articles.

12. INSURANCE. Licensee shall procure and maintain, at its own expense, in full force and effect at all times during which Licensed Articles are being sold, with responsible insurance carriers acceptable to Licensor, at least Two Million Dollars ($2,000,000) of Products Liability Insurance coverage with respect to its manufacture and sale of Licensed Articles. Such insurance coverage shall name Licensor as an additional insured and shall provide for a minimum of twenty
(20) days prior written notice to Licensor in the event of an intent by Licensee or the insurance carriers to cancel or substantially modify the insurance coverage. Such insurance coverage may be obtained in conjunction with a policy of product liability insurance which covers other products manufactured and/or sold by Licensee.

13.  INDEMNIFICATION.
         (a) INDEMNITY BY LICENSEE. Licensee does hereby indemnify Licensor against and agrees to save and hold it harmless of and from any and all losses, liability,

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damages and expenses (including reasonable attorney's fees and expenses) for which it may become liable or may incur or be compelled to pay or shall pay in a settlement mutually acceptable to Licensor and Licensee, in connection with, or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement or the breach of any representation or warranty made by Licensee hereunder and transactions arising therefrom or in connection with Licensed Products. Licensor shall give prompt notice to Licensee of any claim, action or suit that may give rise to liability hereunder when it becomes aware of the same. Provided Licensee shall acknowledge in writing its obligations hereunder with respect thereto, Licensee shall have the option to defend any such claim, action or suit including, but not limited to, the right to select counsel, control the defense, assert counterclaims and crossclaims, bond any lien or judgment, take any appeal and to settle on such terms as Licensee deems advisable. Licensee will take no such action without first consulting with Licensor (and where a settlement of such claim, action or suit relates to Licensor's ownership of or the validity or value of the Licensed Mark without first obtaining Licensor's approval, and will keep Licensor apprised of all on-going actions as they occur and, where practicable, in advance of any action to be taken by Licensee. The provisions of this paragraph and the obligations of Licensee set forth therein shall survive expiration or other termination of this Agreement.

         (b) INDEMNITY OF LICENSOR. Licensor does hereby indemnify Licensee against and agrees to save and hold Licensee and its officers and directors harmless of and from any and all losses, liability, damages and expenses (including reasonable attorney's fees and expenses) for which they or any of them may become liable or may incur to be compelled to pay or shall pay in a settlement mutually acceptable to Licensor and Licensee, subject to the limitations set forth below, in connection with (a) Licensee's use of the Licensed mark on Licensed Products therein in accordance with this Agreement and
(b) from any breach of any representation or warranty made by Licensor hereunder. Licensor's liability shall be limited to $3,000,000.00. Licensee shall give prompt notice to Licensor of any claim, action or suit that may give rise to Liability hereunder, provided Licensor shall acknowledge in writing its obligation hereunder with respect thereto, Licensor shall have the option to defend any such claim, action or suit including, but not limited to, the right to select counsel, control the defense, assert counterclaims and crossclaims, bond any lien or judgment, take any appeal, and to settle on such terms as Licensor deems advisable. The provisions of this paragraph and the obligations of Licensor set forth therein shall survive expiration or other termination of this Agreement.

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14.  EVENTS OF DEFAULT; TERMINATION OF AGREEMENT.

         (a)  Licensor and Licensee agree that:

                  (i) If Licensee shall fail to make any payment due to Licensor hereunder within the time periods provided in this Agreement, and if such failure shall continue for a period of thirty (30) calendar days following the date of notice by Licensor of each failure to make payment, or

                  (ii) If Licensee discontinues the manufacture and distribution of Licensed Articles for a consecutive period of ninety (90) days for reasons other than a seasonal discontinuance, or

                  (iii) If Licensee otherwise fails to perform any of the terms, conditions, agreements or covenants in this Agreement and such failure is not curable, or, if such default is curable but continues uncured for a period of thirty (30) days after the date of notice thereof in writing by Licensor to Licensee, or

                  (iv) If Licensee discontinues the manufacture and distribution of Licensed Articles to Sam's Wholesale Club for a period greater than six (6) months, provided that after such termination, Licensee shall have the right to distribute all licensed articles in inventory or being manufactured on the date of such termination, then, in any of the foregoing events, Licensor, at its sole discretion, may terminate this Agreement forthwith by written notice to Licensee and this Agreement, in such event, shall terminate upon the date of such notice provided that, after such termination, Licensee shall have the right to distribute all Licensed Articles in inventory or being manufactured on the date of such termination.

         (b) In the event that Licensee fails to inform Licensor at least thirty
(30) days prior to Licensee (i) filing a petition in bankruptcy, (ii) being adjudicated a bankrupt, (iii) otherwise seeking to have a petition in bankruptcy filed against it which is not discharged within sixty (60) days, or appointed for it or for a substantial portion of Licensee's business or assets, this Agreement shall terminate automatically and forthwith, as any such event shall be deemed a material, pre-petition incurable breach of this Agreement.

15.  OWNERSHIP OF LICENSED MARK.

         (a) Licensee acknowledges that, as between Licensee and Licensor, Licensor is the owner of all right, title and interest in and to the Licensed Mark in any form or embodiment thereof and is also the owner of the goodwill attached or which shall become attached to the Licensed Mark in connection with the business and goods in

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relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Mark by Licensee shall insure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of Licensor in and to the Licensed Mark or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Mark or detract from their reputation.

         (b) At Licensor's request, Licensee shall execute any documents reasonably required by Licensor to confirm Licensor's ownership of all rights in and to the Licensed Mark and the respective rights of Licensor and Licensee pursuant to this Agreement.

         (c) Licensee never shall challenge Licensor's ownership of, or the validity of, the Licensed Mark or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein.

16. LICENSOR'S OTHER BUSINESS. It is understood that Licensor may hereafter use, or license others to use, the Licensed Mark, or any other trademarks or trade names associated with the Licensed Mark, in connection with products other than the Licensed Articles for sale or distribution to any customer or customers within or outside the Territory and may hereafter use or license others to use, the Licensed Mark in connection with products which are the same or similar to the Licensed Articles for sale to customers. Nothing herein shall prohibit Licensor from engaging in such activities nor give Licensee any rights to such products or businesses, or any of the income, profits or proceeds thereof, or any other interest therein.

17. NON-AGENCY. It is understood that Licensee is only a licensee of Licensor and that neither Licensee nor Licensor will act as the agent or employee of the other. Neither Licensee nor Licensor will enter into any agreement or incur any obligation on behalf of the other or comment to the other in any other manner without the other's prior written consent.

18. NOTICES. Any legal notice or other communication under this Agreement shall be in writing, and shall be considered given when delivered personally or mailed, by Certified or Registered Mail, Return Receipt Requested, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

         Legal notices to Licensor at:
         PLUMA, INC.                                 (STREET ADDRESS)
         P. O. Drawer 487                            801 Fieldcrest Road
         Eden, NC 27289                              Eden, NC 27288
         ATTN:  Cheryl Wine, Esquire
         Fax:  910-635-3488

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         Monthly reports to Licensor at:
         PLUMA, INC.
         P. O. Box 4431
         Martinsville, VA 24115
         ATTN:  Cheryl Muscatello

         Samples and all other correspondence to:
         PLUMA, INC.                                  (STREET ADDRESS)
         P. O. Box 4431                               26 Broad Street
         Martinsville, VA 24115             or        Martinsville, VA 24112
         ATTN:  Walker Box

         To Licensee at:
         KAYSER ROTH CORPORATION
         4905 Koger Boulevard
         Greensboro, NC 27407
         ATTN:  Jerome A. Perlmutter, Esquire
         Fax:  910-547-4612

19.  ASSIGNABILITY; BINDING EFFECT.

         (a) Neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee and any such attempted assignment or sublicense, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. The direct or indirect transfer or issuance of any shares of Licensee or the voting rights of such shares shall be deemed a violative assignment hereof if such transfer or issuance shall limit the ability of the current owners of Licensee to control the business and affairs of Licensee.

         (b) This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors and Licensor's transferees and assigns.

20. ARBITRATION. Except as specifically set forth in this Agreement, any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations hereunder of the parties hereto except disputes, controversies and claims relating to or affecting in any way the ownership of or the validity of the Licensed mark or any registration thereof, or any application for registration thereof (hereinafter referred to as "Licensed Mark Disputes") shall be settled and determined by arbitration in Winston-Salem, North Carolina before the Commercial Panel of the American Arbitration Association in accordance with and pursuant to the then existing Commercial Arbitration Rules. The arbitrators shall have the power to award specific performance or injunctive relief and reasonable attorneys' fees and expenses to any party in any such arbitration. However, in any arbitration

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proceeding arising under this Agreement, the arbitrators shall not have the power to change, modify or alter any express condition, term or provision hereof, and to that extent the scope of their authority is limited. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction thereof. The service of any notice, process, motion or other document in connection with an arbitration under this Agreement or for the enforcement of any arbitration award hereunder may be effectuated in the manner in which notices are to be given to a party pursuant to Section 19 above.

21.  MODIFICATIONS TO ACCOUNTS LISTING AND LICENSED ARTICLES.

         (a) Additions or modifications to the list of Accounts or Licensed Articles may only be made with the prior written consent of Licensor. There shall be no obligation on the part of Licensor to approve any such request; the approval shall be at the sole discretion of Licensor.

         (b) Any account listed on the schedule of Accounts shall be automatically deleted from that schedule if Licensee has failed to sell reasonable quantities of Licensed Articles to such account for a consecutive period of six (6) consecutive months and during the term of this Agreement or any extension thereof.

22.  MISCELLANEOUS.

         (a) Licensee shall not give away Licensed Articles or sell Licensed Articles in connection with any tie-in or promotional campaign relating to products other than Licensed Articles without the prior written consent of Licensor.

         (b) This Agreement shall be construed and interpreted in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed in said State, except that the Federal laws of the United States shall apply with respect to Licensed mark disputes. Notwithstanding anything to the contrary herein, Licensed Mark disputes shall be brought and determined only in the Federal courts located in Greensboro, North Carolina.

         (c) This agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

         (d) No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under

                                  Page 11 of 14

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any of the provisions of this Agreement by Licensee.

         (e) If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

         (f) Section headings contained in this Agreement are for reference only and shall not be considered or used in construing the meaning of the terms hereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ATTESTED:                                 PLUMA, INC.
                                          a North Carolina Corporation


By:  /s/ George G. Wade            By:  /s/ R. Duke Ferrell, Jr.
    _________________________           ___________________________
     Secretary                               R. Duke Ferrell, Jr.
                                                 President


ATTESTED:                                 KAYSER ROTH CORPORATION
                                          a Delaware Corporation


By:  /s/ Jerome A. Perlmutter           By:  /s/ Roger L. Cheney
    __________________________               ____________________________
         Jerome A. Perlmutter                    Roger L. Cheney
         Secretary                               Vice-President

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                                   Appendix A

                                LICENSED ARTICLES

Men's Athletic Crew Sock
Men's Quarter Top Sock
Men's Athletic Tube Sock
Athletic Crew Socks for Women/Youth Size 9-11
Quarter Top Socks for women/youth, size 9-11
Women's sheer hosiery, including pantyhose, stockings and knee highs Women's tights


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                                   Appendix B

                                    ACCOUNTS

Sam's Club, a division of Wal-Mart, Inc.


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